EXHIBIT 5

                              Horizon Law Group LLP
                           1920 Main Street, Suite 210
                                Irvine, CA 92614
                                 (949) 261-2500


February 14, 2007

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Tidelands Oil & Gas Corporation - Form S-8

Dear Sir/Madame:

     We have acted as counsel to Tidelands Oil & Gas Corporation, a Nevada corporation ("Company"), in connection with its Registration Statement on Form S-8 relating to the registration of 35,000,000 shares of its common stock ("Shares"), which are issuable pursuant to the Company's 2007 Non-Qualified Stock Grant and Option Plan.

     In our representation, we have examined such documents, corporate records, and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Articles of Incorporation, and all amendments thereto, and Bylaws of the Company.

     Based upon and in reliance on the foregoing, and subject to the qualifications and assumptions set forth below, it is our opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Nevada, and that the Shares, when issued and sold, will be validly issued, fully paid, and non-assessable.

     Our opinion is limited by and subject to the following:

         (a) In rendering our opinion we have assumed that, at the time of each issuance and sale of the Shares, the Company will be a corporation validly existing and in good standing under the laws of the State of Nevada.

         (b) In our examination of all documents, certificates and records, we have assumed without investigation the authenticity and completeness of all documents submitted to me as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity and completeness of the originals of all documents submitted to us as copies. We have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authority of all persons executing documents on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and of public officials and have assumed the same to have been properly given and to be accurate.

         (c) Our opinion is based solely on and limited to the federal laws of the United States of America and the laws of the State of Nevada. We express no opinion as to the laws of any other jurisdiction.

                                                      Sincerely,

                                                      /s/ Horizon Law Group LLP

                                                      Horizon Law Group LLP